MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into effective the 1st day of January 2016 (the “Effective Date”), by and between White Mountain Titanium Corporation, a Nevada corporation (“WMTC”), and Michael P. Kurtanjek, an individual (the “Service Provider”).

RECITALS:

A.     WMTC, through its wholly owned Chilean subsidiary, owns a rutile mineral property known as the Cerro Blanco project located in Region III of Chile and is or proposes to carry on mining operations on the project.

B.     Prior to the Effective Date the Service Provider furnished services to the Company as an executive officer through a Management Services Agreement expiring on 31 December 2015.

C.     The Service Provider has agreed to provide certain transitional services during the term of this Agreement on a part-time basis in connection with the Company’s mining operations in Chile.

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Services and Duties.

a.     Cerro Blanco Project Consulting Services. As of the Effective Date, the Service Provider shall provide adequate time to WMTC-related issues, including, but not limited to, overseeing the transition and restructuring of the Company’s Chilean operations, transitioning to and counseling of the new general manager, advising on selected termination of the Chilean staff, assisting in relocation of the Company’s Chilean office, and advising Company management on strategic decisions in regard to the Company’s Cerro Blanco project (the “Services”).

b.     Performance of Duties. All Services provided by the Service Provider hereunder shall be performed in a timely manner and in accordance with good and standard professional practice.

2.     Compensation and Reimbursable Expenses.

a.     Monthly Fee. In consideration of the services provided by Service Provider, commencing the Effective Date, WMTC shall pay to the Service Provider US$10,000 per month (the “Base Salary”), plus reimbursable out of pocket expense. Payments hereunder shall commence on the Effective Date and shall be made on or before the last business day of the calendar month in which such services are provided. The compensation payable hereunder shall be in lieu of and not in addition to any cash compensation payable to the Service Provider for service as a director of WMTC or any subsidiary, or as a member of any committee of Board of Directors of WMTC or any subsidiary.

b.     Office Space and Support Services Expense. WMTC will provide the Service Provider with the use of office space at the Chilean offices of WMTC and its subsidiaries for the times the Service Provider performs the services set forth herein, or the Service Provider can choose to provide, at his own expense, the use of office space at any location where WMTC and its subsidiaries do not have offices. While working in Chile at the Company’s request, the Company will be responsible for providing accommodation to the Service Provider, or agrees to reimburse reasonable Hotel expenses.

3.     Term. This Agreement shall commence on the Effective Date and shall continue in force until March 31, 2016, or unless terminated in accordance with Section 4 hereof. The restrictive covenants in paragraph 5 hereof shall survive the termination of this Agreement.

4.     Termination for Cause. WMTC shall be entitled at any time, with or without prior notice, to terminate this Agreement for cause, in which case no compensation or other fees (other than such fees that have already been earned by Service Provider) shall be payable to the Service Provider after such termination. “Cause” means the Service Provider’s (i) gross negligence in the performance or non-performance of any material duties to WMTC; (ii) commission of any material criminal act or fraud or of any act that affects adversely the reputation of WMTC; (iii) habitual neglect of Service Provider’s duties that are required to be performed under this Agreement; (iv) dishonesty; or (v) gross misconduct. Such termination shall not prejudice any other remedy under law or equity of WMTC and the failure of WMTC to terminate Service Provider when cause exists shall not constitute the waiver of WMTC’s right to terminate this Agreement at a later time. Termination under this paragraph shall be considered for cause for purposes of this Agreement.

5.     Confidential Information. The Service Provider recognizes and acknowledges that certain information, including, but not limited to, information pertaining to the financial condition of WMTC, its systems, methods of doing business, agreements with customers or suppliers, or other aspects of the business of WMTC or which are sufficiently secret to derive economic value from not being disclosed (hereinafter “Confidential Information”) may be made available or otherwise come into the possession of the Service Provider by reason of this engagement with WMTC. Accordingly, the Service Provider agrees that neither he nor his affiliates, agents, employees, or representatives will (either during or after the term of this engagement with WMTC) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to their personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of WMTC. The Service Provider shall, upon termination of this engagement, return to WMTC, and shall cause his affiliates, agents, and representatives to return to WMTC, all documents which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this paragraph, the Service Provider’s obligations under this Agreement shall not, after termination of Service Provider’s engagement with WMTC, apply to information which has been furnished to the Service Provider as a director of WMTC or any subsidiary or which has become generally available to the public without any action or omission of the Service Provider (except that any Confidential Information which is disclosed to any third party by an employee or representative of WMTC who is authorized to make such disclosure shall be deemed to remain confidential and protectable under this provision).

6.     Independent Contractor. Service Provider agrees that in performing this Agreement, the Service Provider is acting as an independent contractor and not as an employee or agent of WMTC. As an independent contractor, the Service Provider shall not be eligible for any benefits which WMTC may provide to its employees. All persons, if any, hired by Service Provider to perform this Agreement shall be employees of the Service Provider and shall not be construed as employees or agents of WMTC in any respect. The Service Provider shall be responsible for all taxes, insurance and other costs and payments legally required to be withheld or provided in connection with Service Provider’s performance of this Agreement, including without limitation, all withholding taxes, worker’s compensation insurance, and similar costs.

7.     Miscellaneous Provisions.

a.     Notice. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing (including electronic format) and shall be effective (i) upon delivery in person (including by reputable express courier service) at the address set forth below; (ii) upon delivery by facsimile (as verified by a printout showing satisfactory transmission) at the facsimile number designated below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); (iii) by electronic mail (as verified by a printout showing satisfactory transmission) at the electronic mail address set forth below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); or (iv) upon three business days after mailing with the United States Postal Service if mailed from and to a location within the continental United States by registered or certified mail, return receipt requested, addressed to the address set forth below. Any party hereto may from time to time change its physical or electronic address or facsimile number for notices by giving notice of such changed address or number to the other party hereto in accordance herewith.

If to WMTC to:

White Mountain Titanium Corporation
225 South Lake Avenue
Suite 300, 3rd Floor
Pasadena, CA 91101
Attn: Eric Gan, CFO
Email: egan@wmtcorp.com
FAX: ___________________

With a copy (which shall not constitute notice) to:

Ronald N. Vance, Esq.
The Law Office of Ronald N. Vance & Associates, P.C.
1656 Reunion Avenue
Suite 250
Salt Lake City, UT 84095
Email: ron@vancelaw.us
FAX: (801) 446-8803

If to the Service Provider, to:

Michael P. Kurtanjek
9 Church Lane
Copthorne
West Sussex, RHIO 3PT UK
Email: mpk@ukgateway.net
FAX:  ___________________

b.     Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which the party or parties may be entitled.

c.     Additional Remedies. The Service Provider acknowledge and agree that, in the event either such party shall violate any of the restrictions of Section 5 hereof, WMTC will be without adequate remedy at law and will therefor be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in an action or may have at law or in equity, and the Service Provider hereby consents to the jurisdiction of such court for such purpose, provided that reasonable notice of any proceeding is given, it being understood that such injunction shall be in addition to any remedy which WMTC may have at law or otherwise.

d.     Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

e.     Survival of Covenants, Etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect for a period of two years from the termination date of this Agreement, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the indemnifying party during such period.

f.     Assignment. This Agreement, as it relates to the engagement of Service Provider, is a personal contract and the rights and interests of the Service Provider hereunder may not be sold, transferred, assigned, pledged or hypothecated, without the prior written consent of WMTC, which consent may be withheld for any reason.

g.     Binding on Successors. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

h.     Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, U.S.A., without reference to the choice of law principals thereof. The parties hereto irrevocably submit to the jurisdiction of the courts of the State of Nevada, U.S.A., located in Clark County and the United States District Court of Nevada in any action arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action may be heard and determined in such state or federal court. The parties hereto irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

i.      Rights Are Cumulative. The rights and remedies granted to the parties hereunder shall be in addition to and cumulative of any other rights or remedies either may have under any document or documents executed in connection herewith or available under applicable law. No delay or failure on the part of a party in the exercise of any power or right shall operate as a waiver thereof nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.

j.     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

k.     Drafting. This Agreement was drafted with the joint participation of the parties and/or their legal counsel. Any ambiguity contained in this Agreement shall not be construed against any party as the draftsman, but this Agreement shall be construed in accordance with its fair meaning.

l.     Headings. The descriptive headings of the various paragraphs or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

m.     Number and Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine, and neuter.

n.      Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or email shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or email also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

o.     Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the respective day and year set forth below.

White Mountain Titanium Corporation

Date: December 18, 2015	By	/s/ Kin Wong
Kin Wong, Chairman, Chief Executive Officer

Date: December 16, 2015	/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, an individual